Exhibit 10.9

                        PREFERRED LIFE INSURANCE PROGRAM

                                    THE PLAN

The Preferred Life Insurance program is an executive bonus benefit where each executive owns a permanent life insurance policy on his life. The program has been designed so that cost (in most cases) to both National Semiconductor and each executive is equivalent to the current group life insurance plan in force. The preferred insurance plan provides executives the following benefits:

o    Enhanced life insurance at cost comparable to term life insurance

o Enhanced flexibility for planning purposes (for details, see enclosed brochures)

o Policy can be continued upon retirement or termination (i.e., complete portability)

o    Can have a paid-for policy at retirement (additional premium required)

o The ability to have third-party ownership (i.e., Irrevocable Life Insurance Trust)

THE PRODUCT

UltraSpanPrime, an innovative product blending the best features of term insurance and universal life insurance designed to provide you with exceptional value at a low cost.

THE COMPANY

Chubb Life Insurance Company of America is a member of the Chubb Group of Insurance Companies, one of the largest diversified financial organizations in North America.

     Admitted Assets:           1.65 Billion
     Standard & Poors Rating:   AAA (Superior)
     A.M. Best Ratings:         A+ (Superior)
     Weiss Research:            A- (Recommended)

Capital & Surplus is equal to 19.4% of assets, one of the highest in the industry.